Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Clear Channel Outdoor Holdings, Inc. (the “Company”) and Christopher William Eccleshare (“Employee”).

1. TERM OF EMPLOYMENT

This Agreement commences on January 24, 2012 (the “Effective Date”) and shall continue until December 31, 2014 (the “Initial Term”).  On December 31, 2014 and on each annual anniversary thereof, the term of this Agreement shall be automatically extended for successive one-year periods, unless either party hereto elects not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such renewal date. Notwithstanding the foregoing, Employee’s employment hereunder may be earlier terminated in accordance with Section 8 hereof.  The period of time between the Effective Date and the termination of Employee’s employment hereunder shall be referred to herein as the “Employment Period.”

2. TITLE AND EXCLUSIVE SERVICES

(a) Title and Duties. Employee’s title is Chief Executive Officer of the Company and he will perform job duties that are usual and customary for this position. Employee will report to the Chairman of the Board of Directors (the “Board”) of the Company (the “Chairman”) and shall perform such duties on behalf of the Company which are reasonably consistent with his position and status as may be assigned by the Chairman from time to time. Employee’s primary work location shall be New York City and Employee agrees to use reasonable best efforts (with the Company’s assistance) to obtain required permissions to work and live in New York City; provided, however, the Company hereby agrees that Employee shall remain in the United Kingdom until necessary immigration applications are completed and approved, during which time Employee shall travel to New York City or elsewhere as required to do so by the Company.  Employee acknowledges receipt of the Company’s Code of Business Conduct and Ethics and will review and abide by its terms.

(b) Exclusive Services.  Employee shall not be employed or render services elsewhere during the Employment Period; provided that with advance notice to the Chairman, Employee may participate in educational, welfare, social, religious and civic organizations and any other activities approved by the Chairman, so long as such activities do not materially and adversely interfere or conflict with Employee’s performance of his obligations hereunder or conflict in any material way with the business of the Company. The Company agrees that Employee may continue to perform non-executive services for Hays plc and, upon that ceasing, Employee may assume (with the Company’s prior written consent that shall not be unreasonably withheld) another non-executive role at any given time with a business that does not compete with the Company or its affiliates.

3. COMPENSATION AND BENEFITS

(a) Base Salary.  Employee shall be paid an annual salary of One Million Dollars ($1,000,000.00) (“Base Salary”); provided however, that until Employee relocates to the United States, his Base Salary shall be paid in GBP (using an exchange rate of $1.49:£1).  Employee’s Base Salary shall be reviewed at least annually for possible increase by the Board.

(b) Vacation.  Employee is entitled to thirty (30) paid vacation days per year, which shall accrue and accumulate in accordance with applicable Company policy. For the sake of clarity, Employee shall be entitled to UK public holidays for so long as Employee remains in the UK, and to US public holidays once Employee has permanently relocated to the US.

(c) Annual Bonus.   Eligibility for an annual cash bonus (the “Annual Bonus”) is based on financial and performance criteria established by the Company and approved in the annual budget, and will be paid no later than March 15 each calendar year following the calendar year in which the Annual Bonus was earned. For calendar year 2012 and each calendar year thereafter during the Employment Period, Employee’s target bonus (the “Target Bonus”) shall be no less than One Million Dollars ($1,000,000.00) and Employee shall have an opportunity to earn up to 200% of such Target Bonus, in any event subject to meeting applicable performance goals as set forth in this Section 3(c). For the year ending December 31, 2012, Employee’s Annual Bonus will be earned based on the achievement of goals established with respect to the following performance criteria (i) 50% based on the achievement of an OIBDAN target for Clear Channel International approved by the Board, (ii) 20% based on the achievement of an OIBDAN target for Clear Channel Outdoor – Americas approved by the Board, and (iii) 30% based on the achievement of to be agreed upon MBO targets. For subsequent years, Employee’s Annual Bonus will be earned based on the achievement of goals established by the Compensation Committee of the Board (the “Committee”) with respect to the following performance criteria: (x) 70% based on the achievement of targeted levels of OIBDAN by the Company and (y) 30% based on the achievement of specified MBO targets.

The payment of any Annual Bonus shall be subject to Section 19 and shall be within the Short-Term Deferral period under Section 409A (as defined in Section 19) and applicable regulations and net of any applicable withholding tax or other deductions required by law or Company benefit plans.

(d) Additional Bonus.  In addition to the Annual Bonus, Employee will also be eligible for an additional annual bonus opportunity of Three Hundred Thousand Dollars ($300,000) (the “Additional Bonus”).  The Additional Bonus will be based on the achievement of one or more annual performance goals, determined by the Board or a sub-committee thereof.  The Additional Bonus, if any, shall be paid in equal cash installments on or about the first, second, and third anniversary of the commencement of the applicable performance period, contingent in each case, upon Employee’s continued employment through the applicable payment date.

(e) Benefit Plans. Prior to Employee’s relocation to the United States, Employee shall continue to receive the health, medical, welfare and life insurance benefits provided to Employee pursuant to his Prior Agreement.  After such relocation, Employee shall be eligible to receive health, medical, welfare and life insurance benefits on a basis no less favorable than as provided to other similarly-situated senior executives of the Company; provided, however, that Employee’s life insurance benefit shall be for an amount equal to four times Employee’s Base Salary. Additionally, the Company shall continue to contribute to a personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in accordance with Section 5.6 of the Prior Agreement (as defined below in Section 21). The Company shall also make a car service available for Employee’s business use. Employee acknowledges receipt of Employee Guide and will review and abide by its terms. In the event of any inconsistency between the terms of this Agreement and the Employee Guide, the terms of this Agreement shall prevail.

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(f) Expenses.

(i) Subject to Section 19 and required withholding, Company will reimburse Employee for travel and entertainment related expenses, consistent with past practices pursuant to Company policy.

(ii) The Company agrees to reimburse Employee for the reasonable costs and expenses, not to exceed $25,000 annually (fully grossed up for applicable taxes), associated with Employee’s filing of his US and UK personal income tax returns, as applicable.

(iii) The Company agrees to reimburse Employee for all reasonable expenses associated with Employee’s relocation to New York City in accordance with applicable Company policy.  In addition, the Company shall (A) pay Employee an additional Two Hundred Thousand Dollars ($200,000) (less applicable taxes) for relocation-related expenses not otherwise covered by the Company’s relocation policy, (B) provide a reasonable number of return flights during the first twelve (12) months following Employee’s permanent relocation to the United States for Employee’s family to visit New York City, and (C) starting on the date Employee relocates to New York City (whether on a temporary or permanent basis), reimburse Employee up to Twenty Thousand Dollars ($20,000) per month (fully grossed-up for applicable taxes) for housing in New York City during any portion of the Employment Period in which Employee is based New York City.

(iv) The Company shall pay all fees associated with immigration applications for Employee and his spouse in connection with Employee’s relocation to New York City.

(g) Equity Compensation.  As additional consideration for entering into this Agreement, Employee shall be granted an equity compensation award, which shall be evidenced by the award agreement attached hereto as Exhibit A. For the avoidance of doubt, (i) Employee’s outstanding equity awards issued by the Company or C.C. Media Holdings, Inc. shall continue in effect in accordance with their current terms and conditions and (ii) Employee shall receive the previously agreed-upon grant of options to acquire 90,000 shares of Company common stock pursuant to Section 1(c) of that certain Amended and Restated Stock Option Agreement dated August 11, 2011 between the Company and Employee.

(h) Tax Protection. Employee shall be responsible for Employee’s US and UK income taxes, and Employee’s share of Social Security/National Insurance, on all income arising under this Agreement, except where explicitly stated otherwise (e.g., housing under Section 3(f)(iii)).  However, if the actual UK and US income tax and Social Security/National Insurance in a given year exceeds the tax obligation that Employee would have incurred on the same income had Employee remained subject only to UK income tax and National Insurance over the same period, the Company will reimburse this excess tax on a fully grossed-up basis for applicable taxes. Each year, a Company-approved tax advisor will prepare the calculation on a UK stay-at-home basis to determine if any excess tax has been incurred on the part of Employee. For the avoidance of doubt, all calculations pursuant to this Section 3(h) shall exclude all taxable income not paid by the Company (or a subsidiary or affiliate of the Company), including any personal investment income earned by Employee.

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4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of Employee’s employment with the Company, the Company will provide Employee with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Employee in the performance of his duties. Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to use or disclose such Confidential Information to anyone outside the Company except to the extent that (a) Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (b) Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order. Confidential Information shall no longer be deemed confidential or proprietary at such time as it becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by Employee. Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Employee shall cease to be employed by the Company or any other time as requested by the Company, Employee will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company, except for any of Employee’s personal employment-related documents or agreements, equity plan documents or any tax-related documentation. This nondisclosure covenant is binding on Employee, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.

5. NON-HIRE OF COMPANY EMPLOYEES. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of Employee’s employment with the Company and for a period of eighteen (18) months thereafter, regardless of the reason for termination of employment, Employee will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding Employee’s last day of employment with the Company or within the 18-month period of this covenant) who worked, works, or has been offered employment by the Company and with respect to whom Employee had any role, direct or indirect, in recruiting on behalf of the Company or who was, or would have been, a direct report of Employee in his position at the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which Employee may be associated.

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6. NON-INTERFERENCE. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of Employee’s employment with the Company and for a period of eighteen (18) months thereafter, regardless of the reason for the termination of employment, Employee will not, directly or indirectly, for the benefit of any Competing Business (as defined below, provided that for purposes of this paragraph, without respect to any geographic limitations on scope that might otherwise apply to such definition for other purposes within this Agreement), compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers (including, without limitation, any customer with whom the Company, or any subsidiary or affiliate of the Company, (a) has an existing agreement or business relationship; (b) has had an agreement or business relationship within the six-month period preceding Employee’s last day of employment with the Company; or (c) has included as a prospect in its applicable pipeline) of the Company, or any subsidiary or affiliate of the Company.

7. NON-COMPETITION. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during Employee’s employment with the Company and for a period of eighteen (18) months thereafter (such eighteen (18) month period, the “Non-Compete Period”), regardless of the reason for termination of employment, Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during Employee’s employment with the Company, including any area within a 50-mile radius of any such location (a “Competing Business”). The foregoing shall not prohibit Employee from owning up to 5.0% of the outstanding stock of any publicly held company. Notwithstanding the foregoing, after Employee’s employment with the Company has terminated, upon receiving written permission by the Board, Employee shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question.

The Company and Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be, enforced. The parties agree and acknowledge that the breach of this noncompetition covenant may cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief (without the necessity of posting a bond); provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

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Should Employee violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Employee began such violation until he permanently ceases such violation.

8. TERMINATION

Subject in all instances to Section 9 below, Employee’s employment may be terminated by mutual agreement or:

(a) Death. The date of Employee’s death or court-declared presumed death shall be the termination date.

(b) Disability. Company may terminate employment if Employee is unable to perform the essential functions of his fulltime position for more than 180 consecutive days in any 12 month period, subject to applicable law.

(c) Termination By Company. Company may terminate Employee’s employment with or without Cause (as defined below). For the avoidance of doubt, the Company’s non-renewal of the Initial term or any subsequent renewal period thereafter shall be treated as a termination without Cause.  “Cause” means one or more of the following reasons, as determined by the Board reasonably and in good faith: (i) conduct by Employee constituting a material act of willful misconduct in connection with the performance of his duties; (ii) continued, willful and deliberate non-performance by Employee of his duties hereunder (other than by reason of Employee’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than fifteen (15) business days following written notice of such non-performance; (iii) Employee’s refusal or failure to follow lawful and reasonable directives consistent with Employee’s job responsibilities where such refusal or failure has continued for more than fifteen (15) business days following written notice of such refusal or failure; (iv) a criminal conviction of, or a plea of nolo contendere by, Employee for  a felony or material violation of any securities law, including, without limitation, conviction of fraud, theft, or embezzlement or a crime involving moral turpitude; (v) a material breach by Employee of any of the provisions of this Agreement or (vi) a material violation by Employee of the Company’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (i), (iii), (v) or (vi) unless Employee has been given written notice specifying the act, omission, or circumstances alleged to constitute Cause and Employee fails to cure or remedy such act, omission, or circumstances within fifteen (15) business days after receipt of such notice.

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(d) Termination By Employee For Good Reason.  Employee may terminate his employment at any time for “Good Reason,” which means (i) a change in Employee’s reporting line; (ii) a material change in Employee’s titles, duties or authorities; provided that for purposes of this sub-clause (ii) Employee shall not have “Good Reason” to terminate if, after a restructuring or reorganization of the Company or a sale or spinoff of all or a portion of the Company’s operations, Employee continues as Chief Executive Officer of the Company or Clear Channel International (or either of their respective successors); (iii) a reduction in Employee’s Base Salary or Target Bonus, other than an across-the-board reduction applicable to all senior executive officers of the Company; (iv) a required relocation within the domestic United States of more than fifty (50) miles of Employee’s primary place of employment; it being understood, however, that Employee may be required to travel on business to other locations as may be required or desirable in connection with the performance of his duties specified in the Agreement; or (v) a material breach by the Company of the terms of this Agreement. To invoke a termination for Good Reason, (A) Employee must provide written notice within thirty (30) days of the event, (B) the Company must fail to cure such event within thirty (30) days of the giving of such notice and (C) Employee must terminate employment within ten (10) days following the expiration of the Company’s cure period.

(e) Termination By Employee Without Good Reason.  Employee may terminate his employment at any time without “Good Reason” with ninety (90) days advance written notice to the Chairman (which termination of employment with such advance written notice shall not constitute a breach of this Agreement by Employee), in which case the Company may terminate Employee’s employment immediately upon or anytime after receipt of such notice, which termination shall not be a termination by the Company without Cause, and shall pay Employee within sixty (60) days following termination any Base Salary remaining with respect to such ninety (90) day advance notice period. For the avoidance of doubt, Employee’s non-renewal of the Initial term or any subsequent renewal period thereafter shall be treated as a termination by Employee without Good Reason.

9. COMPENSATION UPON TERMINATION

(a) Death.  Upon termination of employment pursuant to Section 8(a), the Company shall pay to Employee’s designee or, if no person is designated, to Employee’s estate, (i) Employee’s unpaid Base Salary, if any, less applicable payroll, taxes and other deductions, that was earned through the termination date but not otherwise previously paid, which shall be paid within 30 days of the date of Employee’s termination of employment or earlier in accordance with applicable law (“Accrued Base Salary”), (ii) the Annual Bonus and Additional Bonus, if any, that Employee earned with respect to the calendar year prior to the calendar year that includes the termination date (to the extent not paid as of the date of termination), which shall be paid at the time such Annual Bonus or Additional Bonus is payable in accordance with Section 3(c) and 3(d), less applicable payroll, taxes and other deductions (the “Unpaid Prior Year Bonus”), (iii) a pro-rata portion of the Annual Bonus for the calendar year that includes the termination date (calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year for which pro-rata portion of the Annual Bonus Employee shall be eligible only if a bonus would have been earned by the end of the calendar year), less applicable payroll, taxes and other deductions, to be paid at the time such Annual Bonus would otherwise be required to be paid (the “Pro-Rata Bonus”), (iv) any unreimbursed business expenses and any payments or benefits (including accrued but untaken vacation, if any) required under applicable employee benefit plans or equity plans in accordance with such plans and/or policies (the “Accrued Obligations”), (v) the COBRA Coverage Benefit (as defined below), and (vi) the Relocation Fee (as defined below). The Company shall have no further obligation to Employee upon such termination under this Agreement.

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The “COBRA Coverage Benefit” shall mean that subject to (A) Employee’s or Employee’s dependents’ (as applicable) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) Employee’s or Employee’s dependents (as applicable) continued copayment of premiums at the same level and cost, if any, to Employee or Employee’s dependents (as applicable) as Employee was paying immediately prior to the termination of Employee’s employment (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company will provide continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Employee (and the Employee’s eligible dependents) for a period of three (3) months at the Company’s expense; provided that Employee or Employee’s dependents (as applicable) are eligible and remain eligible for such COBRA coverage. Notwithstanding the foregoing, the Company shall not be obligated to provide the COBRA Coverage Benefit if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

The “Relocation Fee” shall include reimbursement of the reasonable relocation expenses for Employee and Employee’s family from New York City to London that are incurred within twelve (12) months of Employee’s termination including reimbursement for the New York apartment lease breakage fee, subject to submission of expenses in accordance with the Company’s reimbursement policy (collectively, the “Relocation Fee”).

(b) Disability. Upon termination of employment pursuant to Section 8(b), the Company shall pay to Employee, or, in the event of Employee’s legal incapacity, to the individual who holds a power of attorney on behalf of Employee (the “POA”), any Accrued Base Salary, Accrued Obligations, the Relocation Fee (for Employee and Employee’s family). In addition, if Employee enters into and does not revoke a Separation Agreement and General Release of Claims in the form attached hereto as Exhibit B (the “Release”) within sixty (60) days following termination or if Employee is legally incapacitated, on the date that is sixty (60) days after the date of Employee’s termination of employment (the “Payment Date”), then the Company shall pay to Employee or the POA on the Payment Date, if payable, any Unpaid Prior Year Bonus, Pro-Rata Bonus and the COBRA Coverage Benefit. The Company shall have no further obligation to Employee upon such termination under this Agreement.

(c) Termination By Company For Cause.  Upon termination of employment by the Company for Cause pursuant to Section 8(c), the Company shall pay to Employee any Accrued Base Salary and any Accrued Obligations. The Company shall have no further obligation to Employee upon such termination under this Agreement.

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(d) Termination By Company Without Cause or By Employee With Good Reason. Upon termination of employment by the Company without Cause (and not by reason of disability within the meaning of Section 8(b)), or as a result of non-renewal by the Company of the Initial Term or any subsequent renewal period, or upon termination of employment by Employee for Good Reason pursuant to Section 8(d), the Company will pay to Employee any Accrued Base Salary and Accrued Obligations. In addition, if Employee enters into and does not revoke the Release within sixty (60) days following termination, the Company shall (i)  pay to Employee a severance payment in an amount equal to 120% of his then-applicable Base Salary and 100% of his then-applicable Target Bonus in respect of the year in which the termination occurs (less applicable payroll, taxes and other deductions) (the “Severance Payment”); it being understood that the Severance Payment shall be paid in equal monthly installments for a period of twelve (12) months following such termination, subject to Section 9(f) below, (ii) the Relocation Fee, (iii) any Unpaid Prior Year Bonus, (iv) the Pro-Rata Bonus and (v) the COBRA Coverage Benefit. Other than as provided in this Section 9(d), the Company shall have no further obligation to Employee upon such termination under this Agreement.

Notwithstanding the foregoing, if Employee violates Section 5, 6 or 7 of this Agreement (after Employee is given a 10-day cure opportunity to the extent such violation is curable), then Employee shall forfeit any right to the pro-rata portion of the Severance Payment equal to the quotient of (x) the number of full months remaining in the Non-Compete Period after the date such breach occurs divided by (y) eighteen (18), which quotient shall be multiplied by (z) the Severance Payment, and Employee shall reimburse such forfeited pro-rata portion of the Severance Payment to the Company within thirty (30) days of notice of such violation from the Company.  In addition, no Relocation Fee or COBRA Coverage Benefit shall be paid in the event of a violation of Section 5, 6 or 7 of this Agreement (after Employee is given a 10-day cure opportunity to the extent such violation is curable) and Employee shall reimburse the Company for any Relocation Fee and/or COBRA Coverage Benefit to the extent already paid. The foregoing shall not affect Company’s right to enforce the covenants contained in Section 5, 6 or 7 of this Agreement and any other post-termination covenants applicable to Employee.

(e) Termination By Employee Without Good Reason: Upon termination of employment by Employee without Good Reason pursuant to Section 8(e), the Company shall pay any Accrued Base Salary and any Accrued Obligations. In addition, if Employee enters into and does not revoke the Release within sixty (60) days following termination, then the Company shall pay to Employee on the Payment Date, if payable, any Unpaid Prior Year Bonus. If the Company terminates Employee’s employment immediately upon or after receipt of Employee’s notice of termination (such termination by the Company shall not be deemed a termination by the Company without Cause), the Company shall also pay any Base Salary for the remaining portion of the ninety (90) day notice advance period as described in Section 8(f). The Company shall have no further obligation to Employee upon such termination under this Agreement.

(f) Nonqualified Deferred Compensation.  To the extent that the payment of any amount under this Section 9 constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 19), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. In addition, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B), any amounts to which Employee is entitled under this Section 9 that constitute “non-qualified deferred compensation” under Code Section 409A and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of Employee’s date of termination and (ii) the date of Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Code Section 409A.

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10. OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees to execute any documents, testify in any legal proceedings, and do all things reasonably necessary or desirable to secure Company’s rights at the Company’s expense to the foregoing, including without limitation executing inventors’ declarations and assignment forms.

11. LIMITATION ON BENEFITS

Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Employee (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (A) in full or (B) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Employee’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Employee and the Company otherwise agree in writing, any determination required under this Section 11 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. If any Payments would be reduced pursuant to the immediately preceding sentence but would not be so reduced if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments.

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The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

12. PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, his heirs and his personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

13. GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York and the parties hereunder expressly consent to the personal jurisdiction of the state and federal courts of New York for any lawsuit relating to this Agreement.

14. DEFINITION OF COMPANY

“Company” shall include Clear Channel Outdoor Holdings, Inc., and its past, present and future divisions, operating companies, subsidiaries, affiliates and successors in interest.

15. LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses and reasonable attorneys’ fees and costs for an attorney of Employee’s choosing.

16. INDEMNIFICATION

Company shall, on behalf of itself and its subsidiaries and affiliates, defend and indemnify Employee for acts committed in the course and scope of employment on terms no less favorable than those provided within the Company’s Certificate of Incorporation and By-Laws as of the Effective Date and in any event to the maximum extent permitted by applicable law. The Company shall further ensure that Employee is covered under any directors’ and officers’ insurance policy which the Company or any of its subsidiaries or affiliates may maintain from time to time, as applicable.  For the avoidance of doubt, this clause shall survive the termination of this Agreement for any reason.

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17. DISPUTE RESOLUTION

(a) Injunctive Relief: Employee agrees that irreparable damages to the Company may result from Employee’s breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Section 17(b) below. Remedies for breach under this Section 17 are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b) Arbitration: The parties agree that any dispute or claim, including discrimination or retaliation claims, relating to this Agreement or arising out of Employee’s employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in the market in which Employee resides. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual costs of arbitration excluding attorneys’ fees. Unless otherwise provided by law and awarded by the arbitrator, each party will pay its own attorneys’ fees and other costs.

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18. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys or as required by law. Employee represents that he is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of Company. Employee represents that he is under no disability as of the date of this Agreement that would hinder the performance of his duties.

19. SECTION 409A COMPLIANCE

(a) It is the intent of the Company and Employee that the payments and benefits under this Agreement shall comply with Section 409A and applicable regulations and guidance thereunder (collectively, “Section 409A”) of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A and the parties hereto agree to reasonably cooperate and use reasonable best efforts to effect such compliance.

(b) Notwithstanding anything herein to the contrary, a termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Section 409A), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

(c) To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

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20. MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties, which may be done in counterparts. This Agreement, including Exhibits A and B hereto, contains the entire agreement of the parties and supersedes any prior written or oral agreements or understandings between the parties. No modification shall be valid unless in writing and signed by the parties. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Sections 5, 6, and 7, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may to reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until he permanently ceases such violation. All provisions of this Agreement having or contemplated as having continued application from and after the termination of the Employment Period shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

21. PRIOR AGREEMENT

Except as specifically provided for in this herein, this Agreement shall supersede and replace in its entirety that certain Agreement between Employee and Clear Channel Outdoor Ltd. dated August 31, 2009 (the “Prior Agreement”).

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:/s/ William B. Feehan

Name: William B. Feehan

Title:

EMPLOYEE

/s/ C. William Eccleshare
Christopher William Eccleshare

Employment Agreement Signature Page

EXHIBIT A

Award Agreement

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

2012 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), made as of this ___ day of ___________, 2012 (the “Grant Date”) by and between Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), and Christopher William Eccleshare (the “Grantee”), evidences the grant by the Company of an award of restricted stock units (the “Award”) to the Grantee on such date and the Grantee's acceptance of the Award in accordance with the provisions of the Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan, (the “Plan”). All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan.  The Company and the Grantee agree as follows:

1.
Grant of Award. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee the Award, giving the Grantee the conditional right to receive 506,329 shares of Class A Common Stock of the Company (the “Shares”).

2.
Vesting. Except as otherwise provided in this Agreement, the Award will vest: (a) with respect to (i) 189,873 Shares of the Award on January 24, 2015 and (ii) 189,874 Shares of the Award on January 24, 2016; and (b) with respect to 126,582 Shares of the Award upon the Company achieving an OIBDAN equal to or greater than the OIBDAN Target indicated below with respect to any applicable year (each a “Vesting Date”); provided, that, the Grantee is still employed by the Company on any such Vesting Date.

Performance Vesting Schedule
Year	OIBDAN Target
2013	907
2014	1009
2015	1085
2016	1166

3.
Payment of Award. The Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than March 15 of the calendar year following the calendar year in which such vesting occurs), issue (if necessary) and transfer to the Grantee the Shares with respect to such vested portion of the Award, and shall deliver to the Grantee or have deposited in the Grantee’s brokerage account with the Administrator such Shares, at the Grantee’s election either electronically or represented by a certificate or certificates therefor, registered in the Grantee’s name.  No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Company.

4.	Termination of Employment.

(a)	If the Grantee’s employment is terminated due to death and such death occurs before this Award is vested in full, this Award shall automatically vest in full.

(b)
If the Grantee’s employment is terminated due to Disability (as defined in the Grantee’s Employment Agreement dated January 24, 2012, the “Employment Agreement”) or Retirement (as defined below) and such Disability or Retirement occurs prior to the date this Award is vested in full, the Grantee shall be treated, for purposes of this Agreement only, as if his employment or service continued with the Company until the date this Award would have vested in full under Section 2 if such employment or service had continued (the “Extension Period”) and the Award will vest in accordance with the schedule set forth in Section 2; provided, that, if the Grantee dies during the Extension Period and the Award (or any portion of the Award) has not been forfeited in accordance with Section 4(e), this Award shall automatically vest in full on the date of death; provided further, that, notwithstanding any other provision of this Agreement or the Plan to the contrary, including, without limitation, Section 2, to the extent that this Award becomes vested in accordance with this Section 4(b), payment of the applicable portion of the Award shall in no event be later than the date that is 2 1/2 months after the date such portion becomes vested under this Section 4(b) (with each payment deemed a separate installment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent such section of the Code is applicable). For purposes of this Agreement only, “Retirement” shall mean the Grantee’s resignation from the Company on or after the date on which the sum of his (i) full years of age (measured as of his last birthday preceding the date of termination of employment or service) and (ii) full years of service with the Company (or any parent or subsidiary) measured from his date of hire (or re-hire, if later), is equal to at least seventy (70); provided, that, the Grantee must have attained at least the age of sixty (60) and completed at least five (5) full years of service with the Company (or any parent or subsidiary) prior to the date of his resignation.  Any disputes relating to whether the Grantee is eligible for Retirement under this Agreement, including, without limitation, his years’ of service, shall be settled by the Committee in its sole discretion.

(c)
If the Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Reason (as those terms are defined in the Employment Agreement), prior to the date this Award is vested in full, the unvested portion of the Grantee’s Award shall automatically vest in full; provided, that, notwithstanding any other provision of this Agreement or the Plan to the contrary, including, without limitation, Section 2, to the extent that this Award becomes vested in accordance with this Section 4(c), payment of the applicable portion of the Award shall in no event be later than the date that is 2 1/2 months after the date such portion becomes vested under this Section 4(c) (with each payment deemed a separate installment for purposes of Section 409A of the Code, to the extent such section of the Code is applicable).

(d)
If the Grantee’s employment is terminated for any reason other than the reasons outlined in Sections 4(a) through 4(c), then the unvested portion of the Grantee’s Award shall be immediately forfeited without consideration. The Grantee’s status as an employee shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military and sick leave); provided, that, such leave is for a period of not more than three months or re-employment upon expiration of such leave is guaranteed by contract or statute, otherwise such leave will be considered a termination of employment.

(e)	Notwithstanding any other provision of this Agreement or the Plan to the contrary:

(i)
If it is determined by the Committee that the Grantee engaged (or is engaging in) any activity that is harmful to the business or reputation of the Company (or any parent or subsidiary), including, without limitation, any “Competitive Activity” (as defined below) or conduct prejudicial to or in conflict with the Company (or any parent or subsidiary) or any material breach of a contractual obligation to the Company (or any parent or subsidiary) (collectively, “Prohibited Acts”), then, upon such determination by the Committee, the unvested portion of the Award shall be forfeited without consideration.

(ii)
If it is determined by the Committee that the Grantee engaged in (or is engaging in) any Prohibited Act where such Prohibited Act occurred or is occurring within the one (1) year period immediately following the vesting of any portion of the Award, the Grantee agrees that he/she will repay to the Company any gain realized on the vesting of such portion of the Award (such gain to be valued as of the relevant Vesting Date(s) based on the Fair Market Value (as defined in Section 5.2 of the Plan) of the Shares vesting on the relevant Vesting Date).  Such repayment obligation will be effective as of the date specified by the Committee.  Any repayment obligation must be satisfied in cash or, if permitted in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the gain realized upon vesting of such portion of the Award.  The Company is specifically authorized to off-set and deduct from any other payments, if any, including, without limitation, wages, salary or bonus, that it may own the Grantee to secure the repayment obligations herein contained.

The determination of whether the Grantee has engaged in a Prohibited Act shall be determined by the Committee in good faith and in its sole discretion.  For purposes of this Agreement, the term “Competitive Activity” shall mean the Grantee, without the prior written permission of the Committee, anywhere in the world where the Company (or any parent or subsidiary) engages in business, directly or indirectly, (i) entering into the employ of or rendering any services to any person, entity or organization engaged in a business which is directly or indirectly related to the businesses of the Company or any parent or subsidiary (“Competitive Business”) or (ii) becoming associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity other than ownership of passive investments not exceeding 1% of the vote or value of such Competitive Business.

(f)	The term “Company” as used in this Agreement with reference to the employment or service of the Grantee shall include the Company and its parent and subsidiaries, as appropriate.

5.
Change in Control.  Upon the occurrence of a Change in Control of the Company, this Award shall become immediately fully vested.  For the purposes hereof, the following terms shall be defined as follows:

(a)
“Affiliate” means, with respect to any specified person or entity, any other person or entity that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person or entity. For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by agreement or otherwise.

(b)
“Bain Entities” means Bain Capital (CC) IX, L.P., Bain Capital (CC) IX Offshore, L.P., Bain Capital (CC) IX Coinvestment, L.P., Bain Capital (CC) IX Coinvestment Offshore, L.P., Bain Capital CC Investors, L.P., Bain Capital (CC) X, L.P., Bain Capital (CC) X Offshore, L.P., together with any of their respective Affiliates or Affiliated Funds that, as of any relevant time, is (a) a Stockholder (as defined in the Stockholders Agreement, dated July 29, 2008, by and among CC Media Holdings, Inc. BT Triple Crown Merger Co., Inc. and certain other parties (the “Stockholders Agreement”)) or (b) an equity holder of a Sponsor Investment Vehicle.

(c)
“Change in Control” of the Company means (a) any stock sale or other transaction or series of related transactions, involving the Company, after which in excess of 50% of the Company’s voting power is owned directly or indirectly by any person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Commission under the Exchange Act), other than the Sponsor Investment Vehicles and the Sponsor Entities and their respective Affiliated Funds and Affiliates (or a group of persons that includes such persons); (b) a sale of all or substantially all of the assets of the Company to any person and the “affiliates” or “associates” of such Person (or a group of persons acting in concert), other than the Sponsor Investment Vehicles and the Sponsor Entities and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such persons); or (c) any transaction or series of transactions involving the Company if, after such transaction or transactions, the shareholders of the Company before such transaction or transactions no longer control the Company or its successor.  For the avoidance of doubt, the determination of whether a transaction constitutes a Change in Control within the meaning of this Agreement shall be determined by the Board, acting in its sole discretion.

(d)	“Sponsor Entities” means the Bain Entities and the THL Entities.

(e)
“Sponsor Investment Vehicle” means each of Capital IV, Capital V, Bain Capital CC Investors, L.P., THL Equity Fund VI Investors (Clear Channel), L.P. and any other partnership, limited liability company or other legal entity controlled (a) jointly by the two Sponsor Groups and/or their respective Affiliates or (b) individually by a single Sponsor Group and/or its Affiliates, in each case (a) and (b) that is formed to invest directly or indirectly in the Company and its subsidiaries and that is designated as a Sponsor Investment Vehicle in a written notice to the Company by the Sponsor Group or Sponsor Groups that control, or whose Affiliates control, such entity.

(f)	“Sponsor Group” means each of (a) the Bain Entities, collectively, and (b) the THL Entities, collectively.

(g)
“THL Entities” means Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Equity Fund VI Investors (Clear Channel), L.P., together with any of their respective Affiliates or Affiliated Funds that, as of any relevant time, is (a) a Stockholder (as defined in the Stockholders Agreement) or (b) an equity holder of a Sponsor Investment Vehicle.

6.
Withholding.  The Grantee agrees that no later than each Vesting Date, the Grantee shall pay to the Administrator (or at the option of the Company, to the Company) such amount as the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred with respect to the portion of the Award vesting on such Vesting Date.  The Grantee may elect to pay to the Administrator (or at the option of the Company, to the Company) an amount equal to the amount of the taxes which the Company shall be required to withhold by delivering to the Administrator (or at the option of the Company, to the Company), cash, a check or at the sole discretion of the Company, shares of Common Stock having a Fair Market Value equal to the amount of the withholding tax obligation as determined by the Company.

7.	Section 409A.

(a)
It is the intent of the Company that the payments and benefits under this Agreement shall comply with, or be exempt from, Section 409A of the Code and applicable regulations and guidance thereunder (collectively, “Section 409A”) and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or be exempt from, Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Grantee by Section 409A or for any damages for failing to comply with Section 409A.

(b)
For purposes of Section 409A and to the extent Section 409A is applicable to any payment hereunder, Grantee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(c)
Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 2 1/2 months following the date specified in Section 2” or “payment shall be made no event later than March 15 of the calendar year following the calendar year in which vesting occurs”), the actual date of payment within the specified period shall be within the Company’s sole discretion.

(d)
If Grantee is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any amounts to which Grantee is entitled under this Agreement that constitute “non-qualified deferred compensation” payable on “separation from service” under Section 409A and would otherwise be payable prior to the earlier of (1) the 6-month anniversary of the Employee’s date of termination and (2) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Section 409A.

8.
Rights as a Stockholder. No Shares shall be issued under this Award until payment of the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the Grantee shall have no rights as a stockholder with respect to any Shares covered by this Award until such shares are duly and validly issued by the Company to or on behalf of the Grantee.

9.
Non-Transferability. This Award is not assignable or transferable except upon the Grantee's death to a beneficiary designated by the Grantee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the Grantee, pursuant to the Grantee's will or by the laws of descent and distribution.

10.
Limitation of Rights. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to the continuation of his employment or service with the Company, or interfere in any way with the right of the Company at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the Grantee's employment or other service.

11.
Restrictions on Transfer. The Grantee agrees, by acceptance of this Award, that, upon issuance of any Shares hereunder, that, unless such Shares are then registered under applicable federal and state securities laws, (i) acquisition of such Shares will be for investment and not with a view to the distribution thereof, and (ii) the Company may require an investment letter from the Grantee in such form as may be recommended by Company counsel. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to the issuance or transfer of Shares pursuant to this Award to comply with any law or regulation of any governmental authority.

12.
Notice.  Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices at Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209-8328, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

13.
Incorporation of Plan by Reference.  This Award is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Award shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement (as reasonably determined by the Committee in good faith), the Agreement shall govern and control.

14.
Governing Law.  This Agreement and the rights of all persons claiming under this Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

15.
Miscellaneous.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

16.	Consent. By signing this Agreement, the Grantee acknowledges and agrees that:

a.
The Company and the Company’s affiliates are permitted to hold and process personal (and sensitive) information and data about the Grantee as part of its personnel and other business records and may use such information in the course of such entity’s business.

b.
In the event that disclosure is required for the proper conduct of the business (as determined by the Company and the Company’s affiliates), the Company and the Company’s affiliates may disclose such information to third parties, including when such entities are situated outside the European Economic Area.

c.	This Section 16 applies to information held, used or disclosed in any medium.

- Signature Page Follows -

IN WITNESS WHEREOF, the Company has caused this Award to be executed under its corporate seal by its duly authorized officer.  This Award shall take effect as a sealed instrument.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:
________________________________

Name:

Title:

Dated:

Acknowledged and Agreed

________________________________

Name:  Christopher William Eccleshare

Address of Principal Residence:

________________________________

________________________________

EXHIBIT B

General Release

I, Christopher William Eccleshare, in consideration of and subject to the performance by Clear Channel Outdoor Holdings, Inc. (together with its affiliates and subsidiaries, the “Company”), of its other obligations under the Employment Agreement effective January 24, 2012 (the “Agreement”) and of its obligations under my equity awards, do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present and former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that the payments or benefits paid or granted to me under Section 9 of the Agreement (other than the Accrued Salary and Accrued Obligations) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any rights under the Agreement, including but not limited to the Accrued Salary and Accrued Obligations or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Agreement, the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its affiliates, including but not limited to my rights to accelerated vesting, or (iv) my rights to enforce the terms of this General Release.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph (ii) above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties I will repay all severance benefits provided to me under the Agreement (including the Severance Payment, Relocation Fee and COBRA Coverage Benefit).

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity or as otherwise required by law.

11. I hereby acknowledge that Sections 4 through 7 and Sections 9 through 21 of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach, act or omission by the Company or by any Released Party relating to the Agreement or any equity agreements after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:
 ________________________________                               DATED:
Christopher William Eccleshare

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